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                                                                                            Exhibit 11
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                                         CONSOLIDATED FREIGHTWAYS, INC.
                                       COMPUTATION OF PER SHARE EARNINGS


The following is the computation of fully diluted earnings per share:

                                                          Three Months Ended               Nine Months Ended
                                                             September 30                     September 30
                                                        1996            1995             1996             1995
                                                              (Dollars in thousands except per share amounts)
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
Net income available to common shareholders      $     17,713     $     13,360     $     27,332     $     53,288

Non-discretionary adjustments under
  the if-converted method:
  Addback: Series C, preferred dividends                    -                -                -            2,207
  Addback: Series B, preferred dividends,
  net of tax benefits                                   2,141            2,155            6,458            6,413
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                (1,721)          (1,662)          (5,022)          (5,008)
Net income available to common shareholders      $     18,133     $     13,853     $     28,768     $     56,900

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                    44,023,076       43,508,226       43,992,127       43,400,950
  Equivalents - stock options                         953,101        1,053,533          953,101        1,041,316
  Series B, Preferred stock
  if-converted method                               4,259,321        4,229,925        4,259,321        4,229,925
                                                   49,235,498       48,791,684       49,204,549       48,672,191

FULLY DILUTED EARNINGS PER SHARE                 $       0.37     $       0.28     $       0.59     $       1.17

(1) Additional payment to the Company's Thrift and Stock Plan (TASP) to replace the funding lost under if-converted method.
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